Exhibit 99.14


               IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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MUSICMAKER.COM, INC.,                  )       C.A. No.
Plaintiff,                             )
v.                                     )
LIQUID AUDIO, INC., aDelaware          )
corporation,                           )
Defendant.                             )
                                       )
                                       )
                                       )
                                       )
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                                    COMPLAINT


            musicmaker.com, Inc. ("musicmaker.com"), by and through its undersigned attorneys, for and as its complaint under Section 211 of Delaware's General Corporation Law (the "DGCL"), 8 Del. C.ss.211, alleges as follows:


            1. Plaintiff musicmaker.com, is a publicly-held Delaware corporation and is a record and beneficial stockholder of defendant, Liquid Audio, Inc. ("Liquid Audio" or the "Company"), owning 655,900 shares of the Company's common stock, or approximately 2.9% of the outstanding common stock. This is an action to compel the holding of the 2002 annual meeting of stockholders of Liquid Audio and to require the Company to accept properly submitted nominations for directors and other proposals by musicmaker.com and any of the Company's stockholders.


            1. Plaintiff musicmaker.com along with Jewelcor Management, Inc., a Nevada corporation, Barington Companies Equity Partners, L.P., a Delaware limited partnership, Ramius Securities, LLC, a Delaware limited liability company, and Domrose Sons Partnership, a New York partnership (the "Reporting Entities") have filed a Schedule 13D pursuant to Rule


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13d-1 of the Securities Exchange Act of 1934. The Reporting Entities own an
aggregate total of 1,568,100 shares of the Company's common stock, representing approximately 6.9% of the shares of the Company's common stock. Jewelcor Management, Inc. owns 475,500 shares of the Company's common stock, Barington Companies Equity Partners, L.P. owns 339,200 shares of the Company's common stock, Ramius Securities, LLC owns 89,500 shares of the Company's common stock and Domrose Sons Partnership owns 8,000 shares of the Company's common stock.


            2. Defendant Liquid Audio is a Delaware corporation engaged in the business of providing software applications and services that enable the secure delivery and sale of digital music over the INTERNET. According to its annual report on Form 10-K for the year ended December 31, 2002, as of March 13, 2002, the Company had issued and outstanding 22,710,335 shares of common stock.


            3. Article IX of the Company's Restated Certificate of Incorporation provides that the number of directors of the Company shall be as designated in the Company's Amended and Restated Bylaws (the "Bylaws") and that the directors shall be divided into three classes.


            4. According to the Company's proxy statement (the "2001 Proxy Statement"), dated and mailed April 23, 2001, for the annual meeting of the Company's stockholders to be held on June 1, 2001 (the "2001 Annual Meeting"), the board of directors consisted at the time of five members divided into three classes. Class I was at the time vacant, Class II had two members, Silvia Kessel and Ann Winblad, then standing for election to terms ending in 2004, and Class III had two members, Gerald W. Kearby and Philip R. Wiser, whose terms expire in 2002. According to the Company's Current Report on Form 8-K dated


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November 5, 2001, two directors, Raymond A. Doig and Stepehn V. Imbler, were appointed by the other directors to the Company's board to fill the two Class I vacancies, raising the number of directors to six. According to the Company's press release issued on February 6, 2002, Ms. Kessel, a Class II director, resigned from the Company's board.


            5. Based upon these disclosures, the terms of the two Class III directors should expire at the Company's 2002 annual meeting of stockholders (the "2002 Annual Meeting"), and the Company's stockholders should be asked at the 2002 Annual Meeting to elect two directors of this Class to terms expiring in 2005.


            6. On or about August 8, 2001, the board of directors of the Company approved the adoption of a stockholder rights plan (the "poison pill") for Liquid Audio. The directors did not seek the approval of the stockholders of the Company in connection with the adoption of the poison pill.


            7. In October 2001, musicmaker.com requested that the Company call a special meeting of the Company's stockholders to consider filling vacancies on the board and to consider other proposals to be presented to the stockholders. On October 24, 2001, Liquid Audio issued a press release that, among other things, stated that it had denied musicmaker.com's request to call a special meeting because under the Bylaws stockholders are not permitted to call special meetings.


            8. The Bylaws of the Company provide that, to be timely, nominations of stockholders for the election of directors and business proposed by stockholders to be brought before any stockholder meeting


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            must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary date of mailing of the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made . . . .


Bylaws ARTICLE II, Section 2.5.

            2. Under these provisions, if the 2002 Annual Meeting were held within 30 days of June 1, 2002, the first year anniversary of the date for which the 2001 Annual Meeting was convened, nominations and business proposals for the 2002 Annual Meeting would be timely if submitted to the Company no later than December 24, 2002. (The 2001 Proxy Statement stated, however, that stockholder proposals received no later than January 15, 2002 would be considered for possible inclusion in the Company's proxy statement relating to the 2002 Annual Meeting.)


            9. On November 13, 2001, musicmaker.com announced in a press release that it intended to nominate two directors for election at the 2002 Annual Meeting and to submit certain other proposals for consideration at the meeting. The proposals that musicmaker.com stated that it intended to present to the 2002 Annual Meeting included (i) a proposal that stockholders vote in favor of amending the Certificate and the Bylaws to remove the classification of the Board, so that all directors would be elected annually, to permit stockholders to remove directors with or without cause and to enable stockholders to fill any vacancies on the Board; (ii) in the alternative, a proposal that stockholders vote in favor of expanding the Board


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and electing additional members to the Board to fill the newly-created seats on the Board; and (iii) a proposal that stockholders vote in favor of calling upon Liquid Audio to rescind its poison pill.


            10. In a statement accompanying the announcement, musicmaker.com stated:


            We had previously requested, on October 18, 2001, that Liquid Audio schedule a special stockholders' meeting very promptly to fill the long-existing vacancies on the Board and take certain other action. Liquid Audio's management refused our request, and is apparently pointing to a potential ambiguity in the Company's Bylaws, which we are reviewing, as the justification for their refusal. In the meantime, Liquid Audio's management has reacted to our request for a stockholder vote by suddenly announcing last week that management has privately filled the long-vacant Board seats with its own designees.


            We think it is very important that all stockholders have a voice in Liquid Audio's affairs at this critical time. Based on our current information, Liquid Audio is continuing to burn cash at an alarming rate of $8 million to $10 million per quarter, or $0.35 to $0.44 per share. The Board of Directors has a fiduciary duty to act responsibly and in the best interest of all stockholders.


            3. On December 18, 2001, musicmaker.com delivered a formal notice to Liquid Audio stating that it intended to nominate Seymour Holtzman and James Mitarotonda as directors to fill the two seats on Liquid Audio's Board of Directors currently held by the individuals designated as Class III directors whose terms expire at the 2002 Annual Meeting. The December 18, 2001 notice also requested that the Board adopt resolutions declaring certain amendments to the Certificate and Bylaws advisable and that such amendments be submitted to the stockholders, including (i) a proposal that the stockholders vote in favor of amending the Certificate and Bylaws to remove the classification of the Board, so that all directors would be elected annually, to permit stockholders to remove directors with or without cause and to enable


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stockholders to fill any vacancies on the Board; (ii) a proposal to remove the prohibition against stockholder action without a meeting by written consent; and
(iii) a proposal to remove the requirement of a vote of 66 2/3% of the voting securities of the Company to amend, repeal or modify the specified provisions of the Certificate or the Bylaws.


            11. On December 20, 2001, musicmaker.com sent notice to Liquid Audio informing the Company of its intention to bring before the Annual Meeting a proposal that would amend the Bylaws and increase the size of the Company's Board of Directors by four members. The December 20, 2001 notice also informed the Company of musicmaker.com's intention to nominate four individuals as directors to fill the four newly-created directorships if the Board was expanded.


            12. musicmaker.com believes that the current board of directors and management of Liquid Audio are dissipating the assets of the Company and are not conducting the affairs of the Company in the best interests of stockholders. musicmaker.com believes that this mismanagement is evidenced by the Company's operating results, which show losses of over $95 million in the last three years; its cash burn, which consumed over $72 million in the last three years; its stockholders equity, which dropped by over $65 million in the last three years; and its stock price, which declined from approximately $26.25 per share at the end of 1999 to approximately $2.35 at the end of 2001.


            13. On information and belief, the Company continues to dissipate cash at an alarming rate, at the same time that the Company's revenues have fallen off dramatically.


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            14. musicmaker.com believes that it is urgent that there be elected to the board of the Company directors whose priority will be to arrest the declining fortunes of the Company and to preserve the Company's remaining assets for the benefit of its stockholders.


            15. musicmaker.com repeatedly has urged the Company to convene the 2002 Annual Meeting at the earliest possible date. Most recently, on April 25, 2002, musicmaker.com sent a letter to the board of directors of the Company demanding that such a meeting be scheduled. A copy of the April 25, 2002 letter is attached hereto as Exhibit A. To date the Company has not responded to the demands of musicmaker.com to promptly convene the 2002 Annual Meeting.


            16. On information and belief, the current board and management of the Company neither have established a record date for the 2002 Annual Meeting; nor made inquiries required by Rule 14a-13(a)(1) of the proxy rules of the Securities and Exchange Commission (the "SEC") of brokers, dealer, banks and other nominees concerning the beneficial owners for whom they may be holding stock of the Company; nor announced a date for the 2002 Annual Meeting; nor filed proxy materials with the SEC with respect to the 2002 Annual Meeting; nor taken any other concrete steps towards convening the 2002 Annual Meeting.


            17. On information and belief, the current board and management of the Company have failed to take action towards convening the 2002 Annual Meeting because of musicmaker.com's intention to nominate its own slate of nominees and out of fear that stockholders who share musicmaker.com's concerns for the Company's future will vote with musicmaker.com and against the management supported nominees.


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            18.   The Bylaws contain provision for fixing the date of the
Company's annual meeting:


            The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m.


Bylaws ARTICLE II, Section 2.2.

            4. Since the board of directors has failed to mail a timely designation of a date for the 2002 Annual Meeting, the provisions of Section 2.2 of the Bylaws require that the 2002 Annual Meeting be held on the second Tuesday of May 2002, which is May 14, 2002.


            19. Because of the inaction of the current board of directors and management, it is no longer possible for the 2002 Annual Meeting to be held on May 14, 2002. For example, Rule 14a-3(a)(3) of the proxy rules of the SEC requires that the inquiry mandated by Rule 14a-3(a)(3) of those rules be made at least 20 business days before the record date. The Company must also allow time for preparation, printing and distribution following the record date of proxy materials and a decent interval, customarily four calendar weeks, between distribution of the proxy materials and the meeting date. Thus, from the date that the inquiries under Rule 14a-3(a)(3) are first made until the date the annual meeting is convened is typically at least 60 calendar days.



               COUNT I(For an Order Compelling an Annual Meeting)


            5. musicmaker.com repeats and realleges the allegations contained in paragraphs 1 through 23 of this complaint.


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            20.   Section 211 of the Delaware General Corporation Law (the
"DGCL") provides:


            If the annual meeting for election of directors is not held on the date designated therefor or action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors shall cause the meeting to be held as soon as convenient. If there be a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director.


8 Del. C.ss.211(c).


            6. Under the Bylaws and in the current circumstances, the date designated for the 2002 Annual Meeting is May 14, 2002.


            21. Liquid Audio will fail to hold the 2002 Annual meeting on May 14, 2002, and, as a practical matter, will be unable to convene the 2002 Annual Meeting within 30 days of May 14, 2002.


            22. The failure to convene the 2002 Annual Meeting and to give stockholders the opportunity to elect directors committed to preserving the continually eroding value of the Company will cause irreparable harm to the stockholders of the Company.


            23. Accordingly, musicmaker.com, is entitled to a summary order of this Court compelling the holding of the 2002 Annual Meeting at the earliest possible date.


            24.   musicmaker.com has no adequate remedy at law.



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              COUNT II (For an Order Compelling an Annual Meeting)


            7. musicmaker.com repeats and realleges the allegations contained in paragraphs 1 through 23 and paragraphs 25 and 27 of this complaint.


            25. As set forth in the 2001 Proxy Statement, the 2001 Annual Meeting was convened for June 1, 2001. Although the Company's Quarterly Report for the quarter ended September 30, 2001, states that the meeting was held on June 9, 2001, there is nothing in the public record that indicates that the meeting was convened other than on June 1, 2001.


            26. Under Section 211(c) of the DGCL, in the event that no date is designated for an annual meeting, a stockholder on application is entitled to a summary order for the convening of a annual meeting if 13 months have elapsed from the date of the Company's last annual meeting of stockholders. The date that is 13 months from the date of the 2001 Annual Meeting is July 1, 2002.


            27. Because of the continuing inaction of the current management and board of directors of the Company in taking the necessary steps to convene the 2002 Annual Meeting, the 2002 Annual Meeting cannot with any reasonable likelihood be held on or before July 1, 2002.


            28. Accordingly, musicmaker.com, is entitled to a summary order of this Court compelling the holding of the 2002 Annual Meeting at the earliest possible date.


            29.   musicmaker.com has no adequate remedy at law.



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             COUNT III (For an Order Establishing a Record Date and

                    other Particulars for an Annual Meeting)


            8. musicmaker.com repeats and realleges the allegations contained in paragraphs 1 through 36 of this complaint.


            30. Section 211(c) of the DGCL provides that this Court is vested with the authority to "issue such orders as may be appropriate, including, without limitation, orders designating the time and place of the meeting, the record date for the determination of stockholders entitled to vote, and the form of notice of such meeting." 8 Del. C.ss.211(c).


            31. The current board of directors and management of the Company have abdicated their responsibility for convening the 2002 Annual Meeting and establishing the particulars of the meeting.


            32. It is therefore appropriate for this Court to issue orders designating the various particulars of the 2002 Annual Meeting, including date, time, place and record date.


            33. musicmaker.com has been diligent in providing timely notice of its intended nominations and proposals for the conduct of business at the 2002 Annual Meeting. It is therefore appropriate for the Court to declare that such notice is timely and effective.


            34. It is similarly appropriate for the Court to order the Company to accept any other properly submitted nominations and proposals by the Company's stockholders.


            35.   musicmaker.com has no adequate remedy at law.



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            WHEREFORE, plaintiff prays that this Court enters its orders, judgments and decrees as follows:


1. Ordering a date, time, place and record date for the 2002 Annual Meeting and such other particulars as the Court deems appropriate;


            A. Declaring that musicmaker.com properly submitted its nominations and proposals to Liquid Audio for the 2002 Annual Meeting and requiring the Company to accept these nominations and proposals and any other properly submitted nominations and proposals of stockholders;


            B. Awarding plaintiff its fees and costs in bringing this action, including its reasonable attorneys fees; and


            C. Awarding such and other further relief as this Court may deem appropriate, proper and equitable.


                                 GORDON, FOURNARIS & MAMMARELLA, P.A.




                                 Michael J. Maimone (#3592)

                                 Robert A. Penza (#2769)
                                 1220 North Market Street, Suite 700
                                 P.O. Box 1355
                                 Wilmington, Delaware 19899-1355
                                 (302) 652-2900



                                 Attorneys for Plaintiff musicmaker.com, Inc.



Dated:   May 3, 2002



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